Consent of Sheila Corvino, Esq.


     We consent to the use of my name and to the statements made with respect to my firm, as they appear under the heading "Interests of Named Experts and Counsel" in the prospectus which is included in Part I to the registration statement on Form SB-2 of Pipeline Data Inc. (SEC File No. 333-79831).




                                                     Sheila G. Corvino, Esq.
New York, New York
September 14, 2001